Exhibit 99.1

Trilogy Metals Reports Fiscal 2019 Year End Results

VANCOUVER, Feb. 13, 2020 /CNW/ - Trilogy Metals Inc. (TSX / NYSE American: TMQ) ("Trilogy Metals" or "the Company") announces its financial results for the year and fourth quarter ended November 30, 2019.  Details of the Company's financial results are contained in the audited consolidated financial statements and Management's Discussion and Analysis in our annual report on Form 10-K which will be available on the Company's website at www.trilogymetals.com, on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. All amounts are in United States dollars unless otherwise stated.

Highlights

  Strong cash position of $19.2 million and $17.8 million in working capital at year end
  With South32 Limited's ("South32") election to form the Joint Venture, an additional $145 million dedicated to advancing the Upper Kobuk Mineral Projects ("UKMP")
  Joint Venture is well funded - no additional funding required by Trilogy until the $145 million Subscription Price has been spent
  Feasibility Study for the Arctic Project anticipated in the second quarter of 2020

Outlook for 2020

On February 11, 2020, Trilogy announced the completion of the 50/50 joint venture with South32 (the "Joint Venture").  Trilogy contributed all of its assets associated with the 172,675-hectare UKMP, including the Arctic and Bornite projects, while South32 contributed a Subscription Price of US$145 million, resulting in each party owning a 50% interest in the joint venture named Ambler Metals LLC ("Ambler Metals"). The funds will be used to advance the Arctic and Bornite projects, along with exploration in the Ambler mining district.

Many of Trilogy's employees will be focused on working on the UKMP this year through a services agreement with Ambler Metals. We expect to recover costs for our US-based employees from Ambler Metals from February onward and we also expect that the majority of our US-based employees will transition to being employees of Ambler Metals before the end of the year. With Ambler Metals being well funded, with access to $145 million, Trilogy does not expect to fund programs and budgets to advance the UKMP until the Subscription Price funds are spent by the LLC. Therefore, we anticipate that Trilogy's current cash resources will be sufficient to fund our current level of corporate expenditures for three or more years. With the Company completing the joint venture and engaging in an executive search for a new CEO, we anticipate that our professional fees will be approximately $400,000 higher due to this increased level of corporate activity.

We are also working on the accounting for our investment in the Joint Venture.  With the completion of the Joint Venture, we now hold a 50% interest in the UKMP which we expect to record our interest as an equity investment, which results in our share of Ambler Metals' expenses being recorded in the income statement as an operating loss. We will provide additional information on the 2020 program and budget when it is finalized.

The Company is also in the process of completing a feasibility study for the Arctic Project which results are anticipated to be released in the second quarter of this year.

Annual Financial Results

The following selected annual information is prepared in accordance with U.S. GAAP.

in thousands of dollars, except for per share amounts
Selected financial results	Year ended November 30, 2019 $	Year ended November 30, 2018 $	Year ended November 30, 2017 $
General and administrative	1,838	1,532	1,385
Mineral properties expense	19,211	16,490	15,100
Professional fees	1,382	453	708
Salaries	1,314	1,467	975
Salaries – stock-based compensation	3,845	1,441	705
Unrealized loss on held for trading investments	-	-	1,645
Loss gain on sale of investments	-	272	580
Loss and comprehensive loss for the year	27,905	21,849	21,104
Basic and diluted loss per common share	$0.21	$0.18	$0.20

For the year ended November 30, 2019, we reported a net loss of $27.9 million (or $0.21 basic and diluted loss per common share) compared to a net loss for the corresponding period in 2018 of $21.8 million (or $0.18 basic and diluted loss per common share) and a net loss of $21.1million for the corresponding period in 2017 (or $0.20 basic and diluted loss per common share). The 2019 movement in net loss was primarily due to the increased size and magnitude of the field programs undertaken at our mineral properties. Adding to this variance in 2019 were incremental increases in general and administrative expenses, professional fees and stock-based compensation offset by a slight decrease in salaries. Additionally, there were losses recognized on both the sale of investments as well as investments designated as held for trading in both respective prior years that did not exist in the fiscal 2019 year.

The increase in the net loss pertaining to 2019 relates to the size of the program undertaken at the UKMP. We executed a $18.2 million program at the UKMP in 2019, with $9.2 million on the Bornite Project funded by South32 under the Option Agreement, $2 million on a new regional exploration program funded 50/50 by Trilogy and South 32 and $7 million on the Arctic Project funded entirely by Trilogy. The 2019 field program consisted of 7,610 meters of exploration drilling at the Bornite Project. At the Arctic Project, we completed 10 holes for 2,422 meters of geotechnical drilling. The regional program included a VTEM and ZTEM helicopter airborne geophysical survey and 1,357 meters of exploration diamond drilling program completed at the Sunshine prospect for which there are no prior year comparatives.

The slight increase in the net loss pertaining to 2018 relative to 2017 relates to the size of the program undertaken at the UKMP in 2018. We executed a $16.5 million program at the UKMP in 2018, with $10.8 million on the Bornite Project funded by South32 under the Option Agreement. The 2018 field program consisted of 10,123 meters of exploration drilling at the Bornite Project. At the Arctic Project, 593 meters of geotechnical drilling and 40 test pits were completed to provide additional geotechnical and hydrologic information for the waste rock dump, tailings management facility and surface infrastructure in the area.

Comparably, the significant increase in the net loss pertaining to 2017 relates to the size of the program undertaken at the UKMP in 2017. We executed a $15.1 million program at the UKMP in 2017, with $10.0 million on the Bornite Project funded by South32 under the Option Agreement. The 2017 field program consisted of 8,437 meters of exploration drilling at the Bornite Project, 274 meters of geotechnical drilling and 26 test pits completed to determine site facility locations and mine design at the Arctic Project, and 785 meters of infill drilling to collect material for an ore-sorting study at the Arctic Project. Additionally, significant engineering work was completed on the pre-feasibility study ("PFS") at the Arctic Project that was completed in Q1 2018.

During the year ended November 30, 2018, the Company sold the remaining 2,365,000 common shares of Gold Mining Inc. ('GMI") for proceeds of $2.3 million and realized a loss on sale of $0.3 million. Similarly, during the year ended November 30, 2017, the Company sold 2,525,000 common shares of GMI for proceeds of $3.5 million and realized a loss on sale of $0.6 million. For the year ended November 30, 2017, we recognized an unrealized loss on held for trading investments of $1.6 million on 2,365,000 common shares of GMI and 1,000,000 warrants to purchase a common share of GMI.

Professional fees for the year ended November 30, 2019 were $1.4 million, an increase of $0.9 million from the $0.5 million incurred for the year November 30, 2018, and an increase of $0.7 million from the $0.7 million incurred for the year ended November 30, 2017. The increase in professional fees in 2019 is primarily due to increased legal fees due to filing of the base shelf prospectus and accounting fees for research and implementation of new accounting standards per US GAAP. Professional fees in 2018 decreased from 2017 as the prior year included the arrangement with South32 and preparatory costs associated with the filing of a base shelf prospectus in Canada and the United States.

Other variances for the year ended November 30, 2019 compared to 2018 and 2017 are as follows: (a) $1.8 million in general and administrative expenses in 2019 compared to $1.5 million in 2018 and $1.4 million in 2017 primarily due to increased stock exchange fees driven by the Company's increased market capitalization and regulatory fees related to the filing of the base shelf prospectus. The slight increase in 2018 compared to 2017 was primarily due to less favorable foreign exchange movement; (b) $1.3 million in salaries in 2019 compared to $1.5 million in 2018 and $1 million in 2017 due to changes in staffing levels at the corporate office; and (c) $3.8 million in stock based compensation in 2019 compared to $1.4 million in 2018 and $0.7 million in 2017 due to the fair value of grants valued using the Black-Scholes model, which is most sensitive to the Company's increased share price and future expected volatility.

The comparable basic and diluted loss per common share for 2019 of $0.21 is higher than 2018 due to the higher net loss for the year offset by the dilutive effect of an increased weighted average number of shares outstanding at November 30, 2019, primarily driven by the exercise of warrants during 2019 versus the prior year. The basic and diluted loss per common share for 2018 of $0.18 is lower than 2017 primarily due to the dilutive effect of a significantly increased weighted average number of shares outstanding at November 30, 2018 from the issuance of shares related to the Bought-deal financing in 2018.

Liquidity and Capital Resources

At November 30, 2019, we had $19.2 million in cash and cash equivalents. We expended $23.5 million on operating activities during the 2019 fiscal year compared with $22.1 million for operating activities for the same period in 2018, and expenditures of $15.4 million for operating activities for the same period in 2017.  A majority of cash spent on operating activities during all periods was expended on mineral property expenses, general and administrative expenses, salaries and professional fees. The increase in cash spent in the year ended November 30, 2019 is mainly due to increased mineral property expenses of $2.7 million, professional fees of $0.9 million, and general and administrative expenses of $0.3 million offset by $2.4 million in cash saving from changes in net non-cash working capital. As at November 30, 2019, the Company had consolidated cash of $19.2 million and working capital of $18 million. The Company continues to manage its cash expenditures through its working capital and management believes that the working capital available is sufficient to meet its operational requirements for the next three years.

During the year ended November 30, 2019, the Company received proceeds of approximately $9.9 million as a result of an exercise of 6,521,740 warrants and $0.2 million from directors and officers exercise of stock options. Comparatively, during the year ended November 30, 2018, the Company completed a bought-deal financing for gross proceeds of $28.7 million by issuing 24,784,482 common shares at $1.16 per common share. The financing related costs including the bank commissions, legal fees, stocking exchange and other fees totaled $1.8 million for net proceeds of $26.9 million.

During the year ended November 30, 2019, we raised $9.6 million from investing activities. The investing proceeds consist of $10.2 million raised through mineral property funding from South32 offset by outflows of $0.6 million on the purchase of a new septic system. During the year ended November 30, 2018, we raised $12.7 million from investing activities. These investing proceeds consist of $10.4 million of mineral property funding from South32 and $2.3 million proceeds received from the disposition of the remaining investment in GMI shares. During the year ended November 30, 2017, we raised $13.5 million from investing activities of which $10.4 million was mineral property funding from South32 and $3.4 million from the sale of GMI shares offset by outflows of $0.3 million for acquisition of equipment.

Qualified Persons

Andrew W. West, Certified Professional Geologist, Exploration Manager for Trilogy Metals Inc., is a Qualified Person as defined by National Instrument 43-101.  Mr. West has reviewed the technical information in this news release and approves the disclosure contained herein.

About Trilogy Metals

Trilogy Metals Inc. is a metals exploration company focused on exploring and developing the Ambler mining district located in northwestern Alaska. It is one of the richest and most-prospective known copper-dominant districts located in one of the safest geopolitical jurisdictions in the world. It hosts world-class polymetallic VMS deposits that contain copper, zinc, lead, gold and silver, and carbonate replacement deposits which have been found to host high grade copper mineralization. Exploration efforts have been focused on two deposits in the Ambler mining district - the Arctic VMS deposit and the Bornite carbonate replacement deposit. Both deposits are located within the Company's land package that spans approximately 143,000 hectares. The Company has an agreement with NANA Regional Corporation, Inc., a Regional Alaska Native Corporation that provides a framework for the exploration and potential development of the Ambler mining district in cooperation with local communities. Our vision is to develop the Ambler mining district into a premier North American copper producer.

Cautionary Note Regarding Forward-Looking Statements

This press release includes certain "forward-looking information" and "forward-looking statements" (collectively "forward-looking statements") within the meaning of applicable Canadian and United States securities legislation including the United States Private Securities Litigation Reform Act of 1995. All statements in this press release, other than statements of historical fact, are forward-looking statements, including, without limitation, the outlook for 2020, anticipated timing and results of a feasibility study on the Arctic Project, the future operating or financial performance of the Company, including how long its working capital is expected to last, planned expenditures and the anticipated activity at the UKMP Projects, and anticipated accounting treatment of the joint venture. Forward-looking statements are frequently, but not always, identified by words such as "expects", "anticipates", "believes", "intends", "estimates", "potential", "possible", and similar expressions, or statements that events, conditions, or results "will", "may", "could", or "should" occur or be achieved. Forward-looking statements involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from the Company's expectations include the uncertainties involving the need for additional financing to explore and develop properties and availability of financing in the debt and capital markets; unexpected cost increases, which could include significant increases in estimated capital and operating costs; and other risks and uncertainties disclosed in the Company's Annual Report on Form 10-K for the year ended November 30, 2019 filed with Canadian securities regulatory authorities and with the United States Securities and Exchange Commission and in other Company reports and documents filed with applicable securities regulatory authorities from time to time. The Company's forward-looking statements reflect the beliefs, opinions and projections on the date the statements are made. The Company assumes no obligation to update the forward-looking statements or beliefs, opinions, projections, or other factors, should they change, except as required by law.

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SOURCE Trilogy Metals Inc.

View original content: http://www.newswire.ca/en/releases/archive/February2020/13/c4085.html

%CIK: 0001543418

For further information: Company Contacts: Elaine Sanders, President & Chief Financial Officer; Patrick Donnelly, Vice President Corporate Communications & Development, 604-638-8088 or 1-855-638-8088

CO: Trilogy Metals Inc.

CNW 06:30e 13-FEB-20